Exhibit 99.1
ABERCROMBIE & FITCH REPORTS
DECEMBER SALES RESULTS
New Albany, Ohio, January 7, 2010: Abercrombie & Fitch (NYSE: ANF) today reported net sales of $482.5 million for the five-week period ended January 2, 2010, an 11% decrease from net sales of $539.2 million for the five-week period ended January 3, 2009. December comparable store sales decreased 19%. Total Company direct-to-consumer net merchandise sales decreased 4% to $44.0 million.
Year-to-date, the Company reported a net sales decrease of 18% to $2.754 billion from $3.349 billion last year. Comparable store sales decreased 25% for the year-to-date period. Year-to-date, total Company direct-to-consumer net merchandise sales decreased 6% to $230.1 million.
During fiscal November and December, the Company conducted special events in most of its North American stores and direct-to-consumer channels in which complimentary gift cards, redeemable on or before January 30, 2010, were issued to customers who made purchases above defined amounts. The value of these gift cards issued but not redeemed has been deducted from reported sales for the applicable month. The cumulative face value of gift cards issued in connection with these special events, but not yet redeemed as of the end of fiscal December, was approximately $22 million.
Additional information regarding sales for fiscal December can be found in a pre-recorded message accessible by dialing (800) 395-0662, or, internationally, by dialing (402) 220-1262.
December 2009 Developments
•	Total Company net sales decreased 11%

•	Total Company comparable store sales decreased 19%

•	Total Company direct-to-consumer net merchandise sales decreased 4%

•	Abercrombie & Fitch comparable store sales decreased 13%

•	abercrombie comparable store sales decreased 15%

•	Hollister Co. comparable store sales decreased 25%

•	RUEHL comparable store sales decreased 1%
Other Developments
Based on its initial analysis, the Company expects that its fiscal year-end review of long-lived, store related assets will result in a non-cash impairment charge in the fourth quarter.
The Company will report January sales results on Thursday, February 4, 2010 and fourth quarter earnings on Tuesday, February 16, 2010.

At month end, the Company operated 347 Abercrombie & Fitch stores, 208 abercrombie stores, 508 Hollister Co. stores, 22 RUEHL stores and 16 Gilly Hicks stores in the United States. Internationally, the Company operated six Abercrombie & Fitch stores, four abercrombie stores and 18 Hollister Co. stores. The Company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.RUEHL.com and www.gillyhicks.com.
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For further information, call:	Eric Cerny Manager, Investor Relations (614) 283-6385
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “ FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2009 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: current financial crisis and general economic conditions; changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; estimates of expenses which the Company may incur in connection with the closure of the Ruehl stores and related direct-to-consumer operations; and the outcome of pending litigation or other adversarial proceedings. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
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